Exhibit 10.73

EXECUTION COPY

AMENDED AND RESTATED CERTIFICATE PURCHASE AGREEMENT

among

NAVISTAR FINANCIAL SECURITIES CORPORATION
as Seller,

NAVISTAR FINANCIAL CORPORATION,
as Servicer

KITTY HAWK FUNDING CORPORATION,
as a Conduit Purchaser,

LIBERTY STREET FUNDING CORP.,
as a Conduit Purchaser,

BANK OF AMERICA, NATIONAL ASSOCIATION,
as Administrative Agent for the Purchasers,

BANK OF AMERICA, NATIONAL ASSOCIATION,
as a Managing Agent,

BANK OF AMERICA, NATIONAL ASSOCIATION,
as a Committed Purchaser,

THE BANK OF NOVA SCOTIA,
as a Committed Purchaser

and

THE BANK OF NOVA SCOTIA,
as a Managing Agent

dated as of December 27, 2004

i

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE SELLER
SECTION 5.01.	Representations and Warranties of the Seller
SECTION 5.02.	Representations and Warranties of NFC
ARTICLE VI REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE CONDUIT PURCHASERS
SECTION 6.01.	Organization
SECTION 6.02.	Authority, etc
SECTION 6.03.	Securities Act
SECTION 6.04.	Investment Company Act
ARTICLE VII COVENANTS OF THE SELLER
SECTION 7.01.	Access to Information
SECTION 7.02.	Security Interests; Further Assurances
SECTION 7.03.	Covenants
SECTION 7.04.	Amendments
ARTICLE VIIA COVENANTS OF NFC
SECTION 7A.01	INFORMATION FROM NFC
SECTION 7A.02	ACCESS TO INFORMATION
SECTION 7A.03	Covenants
SECTION 7A.04	Amendments
ARTICLE VIII ADDITIONAL COVENANTS
SECTION 8.01.	Legal Conditions to Effectiveness of this Agreement
SECTION 8.02.	Expenses
SECTION 8.03.	Mutual Obligations
SECTION 8.04.	Restrictions on Transfer
SECTION 8.05.	Consents, etc
ARTICLE IX INDEMNIFICATION
SECTION 9.01.	Indemnification
SECTION 9.02.	Procedure
SECTION 9.03.	Defense of Claims
SECTION 9.04.	Indemnity for Taxes, Reserves and Expenses

ii

SECTION 9.05.	Costs, Expenses, Taxes, Breakage Payments and Increased Costs under this Agreement and Program Facility
ARTICLE X THE AGENTS
SECTION 10.01.	Authorization and Action
SECTION 10.02.	Agent’s Reliance, Etc
SECTION 10.03.	Agents and Affiliates
SECTION 10.04.	Indemnification
SECTION 10.05.	Purchase Decision
SECTION 10.06.	Successor Administrative Agent
ARTICLE XI MISCELLANEOUS
SECTION 11.01.	Amendments
SECTION 11.02.	Notices
SECTION 11.03.	No Waiver; Remedies
SECTION 11.04.	Binding Effect; Assignability
SECTION 11.05.	Provision of Documents and Information
SECTION 11.06.	GOVERNING LAW; JURISDICTION
SECTION 11.07.	No Proceedings; Limitation on Payments
SECTION 11.08.	Execution in Counterparts
SECTION 11.09.	No Recourse
SECTION 11.10.	Limited Recourse
SECTION 11.11.	Survival
SECTION 11.12.	Tax Characterization
SECTION 11.13.	Master Trust Rating Agency Notices

iii

EXHIBIT A	Form of Notice of Incremental Funding
EXHIBIT B	Form of Investment Letter

SCHEDULE I	Addresses for Notice

THIS AMENDED AND RESTATED CERTIFICATE PURCHASE AGREEMENT (this “Agreement”) dated as of December 27, 2004, among Navistar Financial Securities Corporation (the “Seller”), Navistar Financial Corporation (“Servicer”), Kitty Hawk Funding Corporation, (“KHFC”), as a Conduit Purchaser, Liberty Street Funding Corp. (“Liberty Street”), as a Conduit Purchaser, the Bank of Nova Scotia (“BNS”) as a Managing Agent and a Committed Purchaser and Bank of America, National Association, as a Managing Agent, the Administrative Agent and a Committed Purchaser.

The parties hereto agree as follows:

A.            The Seller, the Servicer, Ranger Funding Company, LLC (f/k/a Receivables Capital Corporation) (“RCC”) and Bank of America entered into a Certificate Purchase Agreement dated as of January 28, 2000, as amended through the date hereof (the “Existing Agreement”).

B.            KHFC is party to the Existing Agreement by assignment from RCC.

C.            The Seller, the Servicer, KHFC, Liberty Street, BNS, Bank of America, and the other parties hereto desire to amend and restate the Existing Agreement to make certain modifications to the Existing Agreement.

D.            In consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree to amend and restate the Existing Agreement to read in full as set forth herein.

ARTICLE I

DEFINITIONS

SECTION 1.01.      Certain Defined Terms.  Capitalized terms used herein without definition shall have the meanings set forth in the Pooling and Servicing Agreement (as defined below) or the Series Supplement (as defined below), as applicable.  If a term used herein is defined both in the Pooling and Servicing Agreement and the Series Supplement, it shall have the meaning set forth in the Series Supplement.  Additionally, the following terms shall have the following meanings:

“Act” means the Securities Act of 1933, as amended.

“Additional Amounts” means all amounts owed pursuant to Article IX hereof plus any Breakage Payments owed to the Purchasers pursuant to Section 2.06(c) of this Agreement.

“Administrative Agent” means Bank of America in its capacity as Administrative Agent for the Purchasers.

“Administrative Agent Fee Letter” means the fee letter dated as of the date hereof among the Seller, the Servicer and the Administrative Agent setting forth certain fees payable to the Administrative Agent in connection with this Agreement.

“Agents” means, collectively, the Managing Agents and the Administrative Agent.

“Alternate Rate” for any Fixed Period for any Funding Tranche means an interest rate per annum equal to 1.15% per annum above the Eurodollar Rate for such Fixed Period; provided, however, that in the case of

(i)            any Fixed Period existing on or after the first day of which a Managing Agent shall have been notified by a Conduit Purchaser or Liquidity Purchaser in its Purchaser Group or other Program Support Provider that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for a Conduit Purchaser or its Liquidity Purchaser or other Program Support Provider to fund any Funding Tranche (based on the Eurodollar Rate) set forth above (and such Conduit Purchaser or its Liquidity Purchaser or other Program Support Provider shall not have subsequently notified its Managing Agent that such circumstances no longer exist),

(ii)           any Fixed Period of one to (and including) 13 days,

(iii)          any Fixed Period relating to a Funding Tranche which is less than $1,000,000, and

(iv)          any Fixed Period with respect to which the Alternate Rate, for any reason, becomes applicable on notice to the Administrative Agent of less than three Business Days,

the “Alternate Rate” for each such Fixed Period shall be an interest rate per annum equal to the Corporate Base Rate in effect on each day of such Fixed Period.  The “Alternate Rate” for any day on or after the occurrence of an Early Amortization Event shall be an interest rate equal to 2.0% per annum above the Corporate Base Rate in effect on such day.

“Applicable Indemnifying Party” shall have the meaning set forth in Section 9.02 hereof.

“Asset Purchase Agreement” means the KHFC Liquidity Asset Purchase Agreement and the Liberty Street Liquidity Asset Purchase Agreement, as the same may be amended, restated, supplemented or otherwise modified.

“Assignment and Acceptance” means an assignment and acceptance agreement entered into by a Purchaser, a permitted assignee and the Managing Agent for such Purchaser, pursuant to which such assignee may become a party to this Agreement.

“Assignment Amount” means, with respect to a Committed Purchaser at the time of any assignment pursuant to Section 11.04(c) of this Agreement, an amount equal to the least of (a) such Committed Purchaser’s purchase price (as provided in and calculated in accordance with the terms of the related Asset Purchase Agreement) of the Invested Amount requested by the related Conduit Purchaser to be assigned at such time; and (b) such Committed Purchaser’s unused Commitment.

“Assignment Amount” is defined in Section 11.04(c) of this Agreement.

“Bank of America” means Bank of America, National Association, a national banking association.

“BNS” means The Bank of Nova Scotia.

“Breakage Payment” is defined in Section 2.06(c) of this Agreement.

“Closing Date” means January 28, 2000.

“Commitment” means, with respect to each Committed Purchaser, as the context requires, (a) the commitment of such Committed Purchaser to make Incremental Fundings and to pay Assignment Amounts in accordance herewith in an amount not to exceed the amount described in the following clause (b), and (b) the dollar amount set forth underneath such Committed Purchaser’s name under the heading of “Commitment” on the signature pages hereto (or in the case of a Committed Purchaser which becomes a party hereto pursuant to an assignment and assumption agreement, as set forth in such assignment and assumption agreement), minus the dollar amount of any Commitment or portion thereof assigned by such Committed Purchaser in accordance with the terms of this Agreement and pursuant to an assignment and assumption agreement, plus the dollar amount of any increase to such Committed Purchaser’s Commitment consented to by such Committed Purchaser prior to the time of determination minus the amount of any reduction to such Commitment made in accordance with this Agreement.

“Committed Purchaser” means Bank of America, BNS and each of their respective assigns (with respect to its commitment to make Incremental Fundings) that shall become a party to this Agreement pursuant to Section 11.04 hereof.

“Conduit Purchaser” means KHFC, Liberty Street and any of their respective permitted assigns that is a RIC.

“Conduit Purchaser Termination Date” means, with respect to a Conduit Purchaser in the KHFC Purchase Group, the date of the delivery by such Conduit Purchaser of written notice that such Conduit Purchaser elects, in its sole discretion, to permanently cease to fund Funded Amounts and Incremental Fundings hereunder.

“Corporate Base Rate” means for any day, a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the higher of:

(a)           the rate of interest in effect for such day as publicly announced from time to time by the applicable Managing Agent, as its “reference rate.”  It is a rate set by the applicable Managing Agent based upon various factors including such Managing Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate; and

(b)           0.50% per annum above the latest Federal Funds Rate.

“CP Rate” for any Fixed Period for any Funding Tranche means, to the extent a Conduit Purchaser funds such Funding Tranche for such Fixed Period by issuing Notes, the per annum rate equivalent to the “weighted average cost” (as defined below) related to the issuance of Notes that are allocated, in whole or in part, by such Conduit Purchaser or its Managing Agent to fund or maintain such Funding Tranche (and which may also be allocated in part to the funding of other Funding Tranches hereunder or of other assets of such Conduit Purchaser); provided, however, that if any component of such rate is a discount rate, in calculating the “CP Rate” for such Funding Tranche for such Fixed Period, such Conduit Purchaser shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum.  As used in this definition, a Conduit Purchaser’s “weighted average cost” shall consist of (w) the actual interest rate (or discount) paid to purchasers of such Conduit Purchaser’s Notes, together with the commissions of placement agents and dealers in respect of such Notes, to the extent such commissions are allocated, in whole or in part, to such Notes by such Conduit Purchaser or its Managing Agent, (x) certain documentation and transaction costs associated with the issuance of such Notes, (y) any incremental carrying costs incurred with respect to Notes maturing on dates other than those on which corresponding funds are received by such Conduit Purchaser, and (z) other borrowings by such Conduit Purchaser (other than under any Program Support Agreement), including borrowings to fund small or odd dollar amounts that are not easily accommodated in the commercial paper market.

“Day Count Fraction” means, as to any Funding Tranche for any Fixed Period, a fraction (a) the numerator of which is the number of days in such Fixed Period and (b) the denominator of which is 360 (or, with respect to any Funding Tranche which accrues interest by reference to the Corporate Base Rate, the actual number of days in the related calendar year).

“Defaulting Committed Purchaser” is defined in Section 2.03(f).

“Effective Date” means the date that all of the conditions precedent set forth in Article IV of this Agreement shall have been satisfied or waived by the Administrative Agent and each Managing Agent.

“Eurodollar Rate” means, for any Fixed Period, an interest rate per annum (rounded upward to the nearest 1/1000th of 1%) determined pursuant to the following formula:

Eurodollar Rate =	LIBOR
1.00 - Eurodollar Reserve Percentage

“Eurodollar Reserve Percentage” means, for any Fixed Period, the maximum reserve percentage (expressed as a decimal, rounded upward to the nearest 1/1000th of 1%) in effect on the date LIBOR for such Fixed Period is determined under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) having a term comparable to such Fixed Period.

“Federal Bankruptcy Code” means the bankruptcy code of the United States of America codified in Title 11 of the United States Code.

“Federal Funds Rate” means, for any period, the per annum rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, “H.15(519)”) for such day opposite the caption “Federal Funds (Effective)”.  If on any relevant day such rate is not yet published in H.15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the “Composite 3:30 p.m. Quotation”) for such day under the caption “Federal Funds Effective Rate”.  If on any relevant day the appropriate rate for such previous day is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean as determined by the Administrative Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Administrator.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Fee Letter” means the Amended and Restated Fee Letter dated as of the date hereof among the Seller, the Servicer, the Managing Agents and the Administrative Agent setting forth certain fees payable in connection with the purchase of the Series 2000-VFC Certificates by the Administrative Agent for the benefit of the Purchasers.

“Fixed Period” means, unless otherwise mutually agreed by the Managing Agent and the Conduit Purchasers within its Purchaser Group, (a) with respect to any Funding Tranche funded by the issuance of Notes, (i) initially the period commencing on (and including) the date of the initial purchase or funding of such Funding Tranche and ending on (and including) the last day of the current calendar month, and (ii) thereafter, each period commencing on (and including) the first day after the last day of the immediately preceding Fixed Period for such Funding Tranche and ending on (and including) the last day of the current calendar month and (b) with respect to any Funding Tranche not funded by the issuance of Notes, (i) initially the period commencing on (and including) the date of the initial purchase or funding of such Funding Tranche and ending on (but excluding) the next following Distribution Date and (ii)  thereafter, each period commencing on (and including) the first day after the last day of the immediately preceding Fixed Period for such Funding Tranche and ending on (and excluding) the last day of the next following Distribution Date; provided, that

(i)            any Fixed Period with respect to any Funding Tranche not funded by the issuance of Notes which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day; provided, however, if interest in respect of such Fixed Period is computed by reference to the Eurodollar Rate, and such Fixed Period would otherwise end on a day which is not a Business Day, and there is no subsequent Business Day in the same calendar month as such day, such Fixed Period shall end on the next preceding Business Day;

(ii)           in the case of any Fixed Period for any Funding Tranche which commences before the Series Termination Date and would otherwise end on a date occurring after the Series Termination Date, such Fixed Period shall end on such Series Termination Date and the duration of each Fixed Period which commences on or after the Series Termination Date shall be of such duration as shall be selected by the applicable Managing Agent and communicated by such Managing Agent to the Administrative Agent;

(iii)          any Fixed Period in respect of which interest is computed by reference to the CP Rate may be terminated in accordance with the terms of this Agreement at the election of a Managing Agent by notice thereof to the Administrative Agent, and upon notice thereof to the Seller by, the Administrative Agent (who shall promptly forward such notice upon receipt thereof from a Managing Agent) any time, in which case the Funding Tranche allocated to such terminated Fixed Period shall be allocated to a new Fixed Period commencing on (and including) the date of such termination and ending on (but excluding) the next following Distribution Date, and shall accrue interest at the Alternate Rate.

“Funded Amount” means, on any Business Day, an amount equal to the result of (a) the Initial Funded Amount plus (b) the aggregate amount of all Incremental Funded Amounts for all Incremental Fundings occurring on or prior to such Business Day minus (c) the aggregate amount of principal payments made to Series 2000-VFC Certificateholders prior to such date.

“Funding Rate” means, with respect to any Fixed Period and any Funding Tranche, (a) to the extent a Conduit Purchaser (or a RIC which is an assignee of such Conduit Purchaser) is funding such Funding Tranche during such Fixed Period through the issuance of Notes, its CP Rate, and (b) to the extent any Purchaser is not funding such Funding Tranche through the issuance of Notes, a rate per annum (expressed as a percentage and an interest yield equivalent and calculated on the basis of a 360-day year and the actual days elapsed) equal to the Alternate Rate.

“Funding Tranche” means, at any time, each portion of the Funded Amount funded by a specific Purchaser, allocated to the same Fixed Period and accruing interest by reference to the same Funding Rate at such time.

“Governmental Actions” means any and all consents, approvals, permits, orders, authorizations, waivers, exceptions, variances, exemptions or licenses of, or registrations, declarations or filings with, any Governmental Authority required under any Governmental Rules.

“Governmental Authority”  means the United States of America, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and having jurisdiction over the applicable Person.

“Governmental Rules” means any and all laws, statutes, codes, rules, regulations, ordinances, orders, writs, decrees and injunctions, of any Governmental Authority and any and all legally binding conditions, standards, prohibitions, requirements and judgments of any Governmental Authority.

“Incremental Funded Amount” shall mean the amount of the increase in the Funded Amount occurring as a result of any Incremental Funding, which amount shall equal the aggregate amount of the purchase price paid by the Series 2000-VFC Certificateholders with respect to that Incremental Funding pursuant to this Agreement and the Series Supplement.

“Incremental Funding” means an increase in the aggregate outstanding principal balance of the Series 2000-VFC Certificate in accordance with the provisions of Section 2.03 hereof.

“Incremental Funding Date” means the date on which each Incremental Funding occurs.

“Indemnified Party” means any Purchaser, the Liquidity Purchasers, the Program Support Providers, the Managing Agents, the Administrative Agent or any of their officers, directors, employees, agents, representatives, assignees or Affiliates.

“Investment Deficit” is defined in Section 2.03(f).

“Investment Letter” means a letter in the form of Exhibit B hereto.

“KHFC” means Kitty Hawk Funding Corporation, a Delaware corporation.

“KHFC Liquidity Asset Purchase Agreement” means the liquidity asset purchase agreement relating to this Agreement, among KHFC (or an RIC that is an assignee of KHFC pursuant to the terms of this Agreement), the Administrative Agent and each of the Liquidity Purchasers signatory thereto, as the same may from time to time be amended, restated, supplemented or otherwise modified.

“KHFC Purchaser Group” means KHFC, each assignee of KHFC which is a RIC, Bank of America, in its capacity as a Committed Purchaser, and the KHFC Purchasers.

“KHFC Purchasers” means each of the purchasers to a KHFC Liquidity Asset Purchase Agreement.

“Liberty Street” means Liberty Street Funding Corp., a Delaware corporation.

“Liberty Street Liquidity Asset Purchase Agreement” means the liquidity asset purchase agreement, dated as of the date hereof, among Liberty Street, BNS and each of the Liquidity Purchasers signatory thereto, as the same may from time to time be amended, restated, supplemented or otherwise modified.

“Liberty Street Purchaser Group” means Liberty Street, each assignee of Liberty Street which is a RIC, BNS, in its capacity as a Committed Purchaser hereunder and the Liberty Street Purchasers and any permitted assignee thereof.

“Liberty Street Purchasers” means each of the purchasers party to a Liberty Street Asset Liquidity Purchase Agreement.

“LIBOR” means the rate of interest per annum determined by the applicable Liquidity Agent to be the arithmetic mean (rounded upward to the nearest 1/1000th of 1%) of the rates of interest per annum notified to a Managing Agent by the Reference Bank as the rate of interest at which dollar deposits in the approximate amount of the portion of Invested Amount associated with such Fixed Period would be offered to major banks in the London interbank market at their request at or about 11:00 a.m. (London time) on the second Business Day prior to the commencement of such Fixed Period.

“Liquidity Agents” means Bank of America in its capacity as Liquidity Agent pursuant to the KHFC Liquidity Asset Purchase Agreement and BNS in its capacity as Liquidity Agent pursuant to the Liberty Street Liquidity Asset Purchase Agreement.

“Liquidity Purchaser” means a KHFC Purchaser or a Liberty Street Purchaser.

“Managing Agents” means Bank of America in its capacity as a Managing Agent for the KHFC Purchaser Group and BNS, in its capacity as a Managing Agent for the Liberty Street Purchaser Group.

“Material Adverse Effect” means a material adverse effect on (i) the business, results of operations or financial condition or the material properties or assets of NFSC or NFC, (ii) the performance of their obligations hereunder or under the Series Documents or (iii) the interests of the Purchasers hereunder.

“Maximum Funded Amount” means $400,000,000, as such amount may be decreased from time to time in accordance with Section 2.05 hereof.

“Monthly Interest” means, with respect to any Distribution Date, the sum of:

(A)                              the sum of (i) for each Conduit Purchaser the summation of the amount of interest accrued during the related Due Period on each Funding Tranche funded by such Conduit Purchaser at such Conduit Purchaser’s CP Rate, determined by multiplying (a) the applicable Tranche Rate times (b) the Weighted Average Funded Amount for such Funding Tranche times (c) the applicable Day Count Fraction and (ii) any Monthly Interest calculated in accordance with clause (A)(i) above due but not paid with respect to the prior Due Period, plus interest on such unpaid amount calculated as the product of (x) the weighted average Tranche Rate for all Funding Tranches funded at the CP Rate by such Conduit Purchaser during the most recent Due Period, times (y) the amount of such unpaid Monthly Interest, times (z) the quotient of the number of days in the related Distribution Period divided by 360, plus

(B)                                the sum of (i) the summation of the amount of interest accrued during the related Distribution Period on each Funding Tranche not funded at the CP Rate, determined by multiplying (a) the applicable Tranche Rate times (b) the Weighted Average Funded Amount for such Funding Tranche times (c) the applicable Day Count Fraction and (ii) any Monthly Interest calculated in accordance with clause

(B)(i) above due but not paid with respect to the prior Distribution Period, plus interest on such unpaid amount calculated as the product of (x) the weighted average Tranche Rate for all Funding Tranches not funded at the CP Rate during the most recent Distribution Period, times (y) the amount of such unpaid Monthly Interest, times (z) for Funding Tranches that do not accrue interest by reference to the Corporate Base Rate, the quotient of the number of days in the related Distribution Period divided by 360.

plus

(C)                                on any Distribution Date on which the Funded Amount of the Series 2000-VFC Certificates is reduced to zero and on the Series Termination Date, any amounts which accrue in clause (A) above from (and excluding) the last day of the related Due Period through (and including) such Distribution Date.

“NFC” means Navistar Financial Corporation, a Delaware corporation, and its successors and permitted assigns.

“NFC Losses” has the meaning specified in Section 9.01(b) hereof.

“NFSC” means Navistar Financial Securities Corporation, a Delaware corporation, and its successors and permitted assigns.

“Non-Defaulting Committed Purchaser” is defined in Section 2.03(f).

“Non-Use Fee” is defined in the Fee Letter.

“Notes” means short-term promissory notes issued or to be issued by a Conduit Purchaser to fund its investments in accounts receivable or other financial assets.

“Notice of Incremental Funding” means a written notice of an Incremental Funding in the form of Exhibit A hereto.

“Official Body” means any U.S. government or political subdivision or any U.S. agency, authority, bureau, central bank, commission, department or instrumentality of any such government or political subdivision, or any U.S. court, tribunal, grand jury or arbitrator, or any accounting board or authority (whether or not a part of government) which is responsible for the establishment or interpretation of U.S. accounting principles.

“Pooling and Servicing Agreement” means the Pooling and Servicing Agreement dated as of June 8, 1995 among the Seller, the Servicer, and The Bank of New York, as Master Trust Trustee, as the same has been and may be amended, modified or supplemented.

“Program Rate” means the “Program Rate” as defined in the Fee Letter.

“Program Support Agreement” means and includes, with respect to a Conduit Purchaser, the Asset Purchase Agreement and any other agreement entered into by any Program Support Provider providing for the issuance of one or more letters of credit for the account of such

Conduit Purchaser, the issuance of one or more surety bonds for which a Conduit Purchaser is obligated to reimburse the applicable Program Support Provider for any drawings thereunder, the sale by a Conduit Purchaser to any Program Support Provider of any interest in the Series 2000-VFC Certificates (or portions thereof) and/or the making of loans and/or other extensions of credit to a Conduit Purchaser in connection with such Conduit Purchaser’s securitization program, together with any letter of credit, surety bond or other instrument issued thereunder (but excluding any discretionary advance facility provided by the Administrative Agent or a Managing Agent).

“Program Support Provider” means and includes, with respect to a Conduit Purchaser, any Liquidity Purchaser and any other or additional Person (other than any customer of a Conduit Purchaser) now or hereafter extending credit or having a commitment to extend credit to or for the account of, or to make purchases from, a Conduit Purchaser or issuing a letter of credit, surety bond or other instrument to support any obligations arising under or in connection with a Conduit Purchaser’s securitization program.

“Purchase Agreement” means the Purchase Agreement dated as of June 8, 1995 between NFC and NFSC, as may be amended or otherwise modified from time to time.

“Purchase Expiration Date” means the earlier of (i) the date which is December 26, 2005 and (ii) the date on which the Early Amortization Period commences, as such date may from time to time be modified in accordance with Section 2.04 hereof.

“Purchaser Group” means the Liberty Street Purchaser Group and the KHFC Purchaser Group.

“Purchaser Percentage” of any Committed Purchaser means (a) with respect to Bank of America and BNS, the percentage set forth on the signature page to this Agreement as such Committed Purchaser’s Purchaser Percentage, or such percentage as reduced by any Assignment and Acceptance entered into with an assignee, or (b) with respect to a Committed Purchaser that has entered into an Assignment and Acceptance, the percentage set forth therein as such Purchaser’s Purchaser Percentage, or such percentage as reduced by any Assignment and Acceptance entered into between such Committed Purchaser and an assignee.

“Purchaser” means a Conduit Purchaser or a Committed Purchaser.

“Reference Bank” means Bank of America with respect to the KHFC Purchaser Group and BNS, with respect to the Liberty Street Purchaser Group.

“RIC” means a special purpose company, other than a Conduit Purchaser, which (i) is administered by a Managing Agent or an Affiliate thereof and (ii) has activities generally similar to such Conduit Purchaser.

“Seller Losses” has the meaning specified in Section 9.01(a) hereof.

“Series 2000-VFC Certificate” means the Series 2000-VFC Floating Rate Dealer Note Asset Backed Certificate in the maximum aggregate principal amount of $400,000,000 issued by the Master Trust pursuant to the Pooling and Servicing Agreement and the Series Supplement, evidencing an undivided senior beneficial interest in certain assets of the Master Trust.

“Series Documents” means the Pooling and Servicing Agreement, the Series Supplement, the Master Revolving Credit Agreement, the Purchase Agreement and this Agreement.

“Series Supplement” means the Series Supplement dated as of January 28, 2000 among the Seller, the Servicer, and The Bank of New York, as Master Trust Trustee, supplementing the Pooling and Servicing Agreement and relating to the Series 2000-VFC Certificates, as the same may be amended, modified or supplemented.

“Servicer” means Navistar Financial Corporation, or any Successor Servicer appointed in accordance with the terms of the Pooling and Servicing Agreement and Series Supplement.

“Third Party Claim” has the meaning specified in Section 9.02 hereof.

“Tranche Rate” means for any Fixed Period, with respect to any Funding Tranche, a per annum rate equal to the sum of (i) the applicable Funding Rate of the applicable Purchaser for such Fixed Period plus (ii) if such Funding Tranche is funded at the CP Rate, the weighted average of the applicable Program Rates applicable to such Fixed Period.

“Weighted Average Funded Amount” means, with respect to any Funding Tranche for any Fixed Period, the quotient of (i) the summation of the portion of the Funded Amount allocated to such Funding Tranche determined as of each day in such Fixed Period, divided by (ii) the number of days in such Fixed Period.

SECTION 1.02.      Other Definitional Provisions.  (a)  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(b)           As used herein and in any certificate or other document made or delivered pursuant hereto or thereto, accounting terms not defined in Section 1.01, and accounting terms partially defined in Section 1.01 to the extent not defined, shall have the respective meanings given to them under generally accepted accounting principles.  To the extent that the definitions of accounting terms herein are inconsistent with the meanings of such terms under generally accepted accounting principles, the definitions contained herein shall control.

(c)           The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and Section, subsection, Schedule and Exhibit references contained in this Agreement are references to Sections, subsections, the Schedules and Exhibits in or to this Agreement unless otherwise specified.

ARTICLE II

PURCHASE AND SALE

SECTION 2.01.      [RESERVED]

SECTION 2.02.      [RESERVED]

SECTION 2.03.      Incremental Fundings.  (a)  Subject to the terms and conditions of this Agreement and the Series Supplement, from time to time prior to the Purchase Expiration Date upon receipt by the Administrative Agent (with a copy to each Managing Agent) of a Notice of Incremental Funding, (i) each Managing Agent, on behalf of the Conduit Purchaser in its Purchaser Group, and in the sole and absolute discretion of each such Conduit Purchaser, may make Incremental Fundings and (ii) if a Conduit Purchaser elects not to make an Incremental Funding, each Committed Purchaser in such Conduit Purchaser’s Purchaser Group and its permitted assigns severally agree to make their respective Purchaser Percentages of such Incremental Funding; provided, that no Committed Purchaser shall be required to make a portion of any Incremental Funding if, after giving effect thereto, (A) its Funded Amount hereunder would exceed its Commitment or (B) its Funded Amount hereunder plus the aggregate “Unrecovered Purchase Price” (as defined in the Asset Purchase Agreement) of all “Percentage Interests” or the definitional equivalent thereof (as defined in its Asset Purchase Agreement) purchased by such Committed Purchaser as a Liquidity Purchaser under the Asset Purchase Agreement would exceed its Commitment.

(b)           Each Incremental Funding hereunder shall be subject to the further conditions precedent that:

(i)            The Administrative Agent (with a copy to each Managing Agent) will have received copies of all settlement statements and all reports required to be delivered by the Servicer to the Master Trust Trustee pursuant to Section 3.04 of the Pooling and Servicing Agreement and Section 5.02 of the Series Supplement;

(ii)           Each of the representations and warranties of the Seller and the Servicer made in the Series Documents shall be true and correct in all material respects as of the applicable Incremental Funding Date (except to the extent they expressly relate to an earlier or later time);

(iii)          The Seller and the Servicer shall be in compliance in all material respects with all of their respective covenants contained in the Series Documents;

(iv)          No Early Amortization Event shall have occurred and be continuing;

(v)           The Available Subordinated Amount shall be at least equal to the Required Subordinated Amount (calculated on a pro forma basis after giving effect to such Incremental Funding);

(vi)          The Master Trust Seller’s Interest shall be at least equal to the Minimum Master Trust Seller’s Interest (after giving effect to such Incremental Funding);

(vii)         At least three Business Days prior to the Incremental Funding Date, the Administrative Agent (with a copy to each Managing Agent) shall have received a completed Notice of Incremental Funding;

(viii)        The amount on deposit in the Spread Account shall be at least equal to Projected Spread for the related Transfer Date;

(ix)           The available commitments of the Liquidity Purchasers under their Asset Purchase Agreement and the credit and/or liquidity coverage committed under the program-wide credit and/or liquidity facilities for the commercial paper program of each Conduit Purchaser shall be in the amounts required to maintain the then-current ratings of such Conduit Purchaser’s Notes; and

(x)            There shall have been deposited into the Incremental Funding Reserve Account an amount at least equal to the Incremental Funding Reserve Deposit Amount for such Distribution Date.

(c)           Each Incremental Funding shall be requested in a minimum principal amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof; provided, that an Incremental Funding may be requested in the entire remaining Maximum Funded Amount (even if such amount is less than $5,000,000).

(d)           The purchase price of each Incremental Funding shall be equal to 100% of the allocation of the related Incremental Funded Amount, and shall be paid not later than 1:00 p.m. New York City time on the Incremental Funding Date by wire transfer of immediately available funds to the Seller’s account no. 323-2-37053, titled “NFC Proceeds Deposit Account,” ABA# 021-000-021, maintained at JPMorgan Chase Bank, N.A. (or such other account as may from time to time be specified by the Seller in a notice to the Administrative Agent(with a copy to each Managing Agent)).

(e)           Subject to the other provisions of this Agreement, Incremental Funded Amounts shall be allocated between the Purchaser Groups on a pro rata basis.

(f)            Defaulting Committed Purchaser.  If, by 2:00 p.m. (New York City time), one or more Committed Purchasers (each, a “Defaulting Committed Purchaser”, and each Committed Purchaser other than any Defaulting Committed Purchaser being referred to as a “Non-Defaulting Committed Purchaser”) fails to deposit its pro rata share of any Incremental Funded Amount into the Seller’s Account pursuant to Section 2.03(d) (the aggregate amount not so made available as the Incremental Funding Date being herein called in either case the “Investment Deficit”), then the related Managing Agent for each Non-Defaulting Committed Purchaser shall, by no later than 2:30 p.m. (New York City time) on the applicable Incremental Funding Date, instruct each Non-Defaulting Committed Purchaser in its Purchaser Group to pay, by no later than 3:00 p.m. (New York City time), in immediately available funds, to the Seller’s account, an amount equal to the lesser of (i) such Non-Defaulting Committed Purchaser’s proportionate share (based upon the relative Purchaser Percentage of the Non-Defaulting Committed Purchasers) of the Investment Deficit and (ii) its unused Commitment.  A Defaulting Committed Purchaser shall forthwith, upon demand, pay to its Managing Agent for the ratable benefit of the Non-Defaulting Committed Purchasers all amounts paid by each such Non-Defaulting Committed Purchaser on behalf of such Defaulting Committed Purchaser, together with interest thereon, for each day from the date a payment was made by a Non-Defaulting Committed Purchaser until the date such Non-Defaulting Committed Purchaser has been paid such amounts in full, at a rate per annum equal to the sum of the Alternate Rate, plus 2.00% per annum.

SECTION 2.04.      Extension of Purchase Expiration Date.  The parties to this Agreement may mutually agree in writing to the extension of the Purchase Expiration Date to a date no later than 364 days following the date of such extension; provided, that no agreement to any such extension shall be effective unless, the available commitments of the Liquidity Purchasers under each Asset Purchase Agreement and the credit and/or liquidity coverage committed under the program-wide credit and/or liquidity facilities for the commercial paper program of each Conduit Purchaser will continue to be in effect after such extension in the aggregate amounts, and for the period of the time, necessary to maintain the then-current ratings of each such Conduit Purchaser’s Notes.

SECTION 2.05.      Reduction of Maximum Funded Amount.  The Seller may reduce in whole or in part the Maximum Funded Amount (but not below the Invested Amount) by giving the Administrative Agent (with a copy to each Managing Agent) written notice thereof at least five Business Days before such reduction is to take place; provided, however, that any partial reduction shall be in an aggregate amount of $10,000,000, or any integral multiples of $5,000,000 in excess thereof.  Any such reduction in the Maximum Funded Amount shall be permanent and shall be allocated between the Purchaser Groups on a pro rata basis.  The applicable Purchasers shall be paid any accrued and unpaid Non-Use Fees on the date of such reduction with respect to the reduction amount.

SECTION 2.06.      Calculation of Monthly Interest.  (a)  On or before the second Business Day after the end of each Due Period, each Managing Agent shall calculate for the related Distribution Date, the Monthly Interest payable on such Distribution Date with respect to each Funding Tranche related to its Purchaser Group and provide such calculation to the Administrative Agent who shall provide such calculation to the Servicer in writing.  If any Funding Tranche begins to accrue interest at a Funding Rate other than a CP Rate after the date the Administrative Agent provides the Monthly Interest calculation for any Distribution Date, the applicable Managing Agent shall promptly provide the Administrative Agent a calculation of the interest that will accrue on such Funding Tranche and be included in the definition of “Monthly Interest” for such Distribution Date.  The Administrative Agent shall promptly provide such calculation to the Servicer after receipt thereof.  The parties acknowledge that the interest calculation set forth in clause (C) of the definition of “Monthly Interest” shall be an estimate.  If the estimated accruals exceed the actual accruals, the applicable Managing Agent shall reimburse the Seller for such excess.  If the actual accruals exceed the estimated accruals, the Seller shall remit such monies to the Administrative Agent for the account of the applicable Purchaser Group.

(b)           All amounts payable with respect to the Series 2000-VFC Certificate hereunder and under the Series Supplement (other than in connection with amounts owing under the Administrative Agent Fee Letter) shall be paid to the respective accounts designated by the Managing Agents in the Fee Letter.  Amounts payable to the Administrative Agent under the Administrative Agent Fee Letter shall be paid to the account specified therein.

(c)           If (i) any distribution of principal is made with respect to any Funding Tranche with a Fixed Period and a fixed interest rate other than on a Distribution Date during an Early Amortization Period or Amortization Period or the last day of a Fixed Period with respect to such Funding Tranche, (ii) the Seller, or the Servicer acting on behalf of the Seller, shall not have provided the Administrative Agent with the number of days notice specified in the Series Supplement for such distribution of principal and (iii) the interest paid by a Purchaser to providers of funds to it to fund that Funding Tranche exceeds returns earned by such Purchaser from the first day through the last day of that Fixed Period factoring in actual returns earned during the Fixed Period and assuming redeployment of such funds in highly rated short-term money market instruments from the date of principal distribution through the end of the Fixed Period, then, upon written notice (including a detailed calculation of such Breakage Payment) from the Administrative Agent to the Servicer, such Purchaser shall be entitled to receive additional amounts in the amount of such excess (each, a “Breakage Payment”) on the date of such distribution, so long as such written notice is received not later than noon, New York City time, on the first Business Day immediately preceding such distribution.

ARTICLE III

CLOSING

SECTION 3.01.      [Reserved].

SECTION 3.02.      [Reserved]

ARTICLE IV

CONDITIONS PRECEDENT TO
EFFECTIVENESS OF AMENDMENT AND RESTATEMENT

The effectiveness of this Agreement is subject to the satisfaction of the following conditions (any or all of which may be waived by the Agents in their sole discretion):

SECTION 4.01.      Performance by the Seller and Servicer.  All the terms, covenants, agreements and conditions of the Series Documents to be complied with and performed by the Seller and the Servicer on or before the date hereof shall have been complied with and performed in all material respects.

SECTION 4.02.      Representations and Warranties.  Each of the representations and warranties of the Seller and the Servicer made in the Series Documents shall be true and correct in all material respects as of the date hereof (except to the extent they expressly relate to an earlier or later time).

SECTION 4.03.      Corporate Documents.  The Managing Agents shall have received copies of (a) the (i) Certificate of Incorporation, good standing certificate and By-Laws of NFC, (ii) Board of Directors resolutions of NFC with respect to the Series Documents, and (iii) incumbency certificate of NFC, each certified by appropriate corporate authorities and (b) the (i) Certificate of Incorporation, good standing certificate and By-Laws of the Seller,

(ii) Board of Directors resolutions of the Seller with respect to the Series Documents, and (iii) incumbency certificate of the Seller, each certified by appropriate corporate authorities.

SECTION 4.04.      Opinions of Counsel to NFC and the Seller.  Counsel to NFC and the Seller shall have delivered to each Managing Agent opinions, dated as of the date hereof, in form and substance similar to the opinions of counsel delivered to the Administrative Agent on or about the Closing Date.

SECTION 4.05.      Series 2000-VFC Certificate.  The existing Series 2000-VFC shall have been returned for cancellation by the Administrative Agent and a new Series 2000-VFC Certificate shall have been delivered to the Administrative Agent, on behalf of the Purchasers hereunder.

SECTION 4.06.      Financing Statements.  Each Managing Agent shall have received evidence satisfactory to it of the completion of all recordings, registrations, and filings as may be necessary or, in the opinion of any such Managing Agent, desirable to perfect or evidence the transfer by each of NFC to the Seller and by the Seller to the Master Trust of their respective ownership interests in the Dealer Notes and the proceeds thereof and the security interest granted pursuant to Sections 2.01 and 2.02 of the Pooling and Servicing Agreement, including:

(a)           Acknowledgment copies of all UCC financing statements and assignments that have been filed in the offices of the Secretary of State of the applicable states and in the appropriate office or offices of such other locations as may be specified in the opinions of counsel delivered pursuant to Section 4.04 hereof; and

(b)           Certified copies of requests for information (Form UCC-11) (or a similar search report certified by parties acceptable to the Administrative Agent and its counsel) dated a date reasonably near the date hereof and listing all effective financing statements which name NFC, the Seller, as seller, assignor or debtor and which have been filed since the Closing Date in all jurisdictions in which the filings were or will be made, together with copies of such financing statements.

SECTION 4.07.      Ratings.  Each Conduit Purchaser’s Notes shall continue to be rated at least A-1 by Standard & Poor’s and P-1 by Moody’s.

SECTION 4.08.      Documents.  The Liberty Street Managing Agent shall have received copies of each executed counterpart of each of the Series Documents and each and every document or certification delivered by any party in connection with any of such agreements, and each such document shall be in full force and effect.  The Managing Agents shall have received duly executed counterparts of all agreements, documents and other deliveries executed and delivered in connection with this Agreement.

SECTION 4.09.      No Actions or Proceedings.  No action, suit, proceeding or investigation by or before any Governmental Authority shall have been instituted to restrain or prohibit the consummation of, or to invalidate, the transactions contemplated by the Series Documents and the documents related thereto in any material respect.

SECTION 4.10.      Approvals and Consents.  All Governmental Actions of all Governmental Authorities required with respect to the transactions contemplated by the Series Documents and the other documents related thereto shall have been obtained or made.

SECTION 4.11.      Officer’s Certificates.  The Managing Agents shall have received Officer’s Certificates from NFC and the Seller in form and substance reasonably satisfactory to the Managing Agents and their counsel, dated as of the date hereof, certifying as to the satisfaction of the conditions set forth in Sections 4.01 and 4.02 hereof with respect to NFC and the Seller, respectively.

SECTION 4.12.      Payment to KHFC.  BNS shall have paid to account #00362941, ABA #021001033, titled DBCO as Depositary for KHFC, reference “Navistar” at Deutsche Bank, and KHFC shall have received, the sum of $100,000,000 in connection with the reduction of KHFC’s Funded Amount on the date hereof.  All Monthly Interest and fees accrued up to but excluding the Effective Date, but not heretofore paid, shall be due and payable to the KHFC Purchaser Group on the January 2005 Distribution Date.

SECTION 4.13.      Other Documents.  The Seller shall have furnished to the Administrative Agent and Managing Agents such other information, certificates and documents as the Administrative Agent and the Managing Agents may reasonably request.

SECTION 4.14.      Fees.  Each fee specified in the Fee Letter as being due on the date hereof shall have been paid and each fee specified in the Administrative Agent Fee Letter as being due on the date hereof shall have been paid.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE SELLER

SECTION 5.01.      Representations and Warranties of the Seller.  The Seller hereby makes the following representations and warranties to the Purchasers, the Managing Agents and the Administrative Agent, as of the date hereof and as of each Incremental Funding Date, and the Purchasers, the Managing Agents and the Administrative Agent shall be deemed to have relied on such representations and warranties in purchasing the Series 2000-VFC Certificate on the Closing Date, entering into the Agreement and in making (or committing to make) each Incremental Funding on each Incremental Funding Date.

(a)           The Seller repeats and reaffirms to the Purchasers and the Administrative Agent the representations and warranties of the Seller set forth in Sections 2.04 and 2.05 of the Pooling and Servicing Agreement and represents and warrants that such representations and warranties are true and correct.

(b)           Each of the Series Documents has been duly authorized, executed and delivered by the Seller, and is the valid and legally binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought.

(c)           The Series 2000-VFC Certificate has been duly and validly authorized, and, when executed and authenticated in accordance with the terms of the Pooling and Servicing Agreement and the Series Supplement, and delivered to and paid for in accordance with this Agreement, will be duly and validly issued and outstanding and will be entitled to the benefits of the Pooling and Servicing Agreement and the Series Supplement, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought.

(d)           There is no pending or, to the Seller’s knowledge, threatened action, suit or proceeding by or against the Seller before any Governmental Authority or any arbitrator (i) asserting the invalidity of this Agreement, any other Series Document or the Series 2000-VFC, (ii) seeking to prevent the issuance of the Series 2000-VFC or the consummation of any of the transactions contemplated by this Agreement or any other Series Document, (iii) that might materially and adversely affect the performance by Seller of its obligations under, or the validity or enforceability of, this Agreement, any other Series Document or the Series 2000-VFC or (iv) that if determined adversely as to Seller would have a Material Adverse Effect.

(e)           The Seller (i) is not in violation of its Certificate of Incorporation or By-Laws and (ii) is not in breach or violation of any of the terms or provisions of, or with the giving of notice or lapse of time, or both, would be in default under, any contract, indenture, mortgage, deed of trust, loan agreement, note, lease, partnership agreement, or other agreement or instrument to which the Seller is a party or by which it may be bound or to which any of its properties or assets may be subject, except for such violations or defaults that would not have a Material Adverse Effect.

(f)            Any taxes, fees and other charges of Governmental Authorities applicable to the Seller in connection with the execution, delivery and performance by the Seller of the Series Documents or otherwise applicable to the Seller in connection with the Master Trust have been paid or will be paid by the Seller prior to the date hereof or Incremental Funding Date, as applicable, to the extent then due, except for any such failures to pay which, individually and in the aggregate, would not have a Material Adverse Effect.

(g)           The Master Trust has been duly created and is validly existing under the laws of the State of Illinois.  The Seller has authorized the Master Trust to issue and sell the Series 2000-VFC Certificate.

(h)           On the date hereof and on each Incremental Funding Date, the Seller is not insolvent or the subject of any voluntary or involuntary bankruptcy proceeding.

(i)            No proceeds of a purchase hereunder will be used by the Seller (i) for a purpose that violates or would be inconsistent with Regulations T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time or (ii) to acquire any security in any transaction in violation of Section 13 or 14 of the Securities Exchange Act of 1934, as amended.

(j)            Assuming the accuracy of the representations and warranties of the Purchaser in Article VI of this Agreement, the sale of the Series 2000-VFC Certificate pursuant to the terms of this Agreement, the Pooling and Servicing Agreement and the Series Supplement will not require registration of the Series 2000-VFC Certificate under the Act.

(k)           Neither the Master Trust nor the Seller is an “investment company” or is controlled by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(l)            No written information furnished or to be furnished by the Seller or any of its Affiliates, agents or representatives to the Purchasers, the Managing Agents or the Administrative Agent for purposes of or in connection with this Agreement, including, without limitation, any reports delivered pursuant to Section 7A.01 and any information relating to the Dealer Notes and NFC’s dealer financing business, is or shall be inaccurate in any material respect, or contains or shall contain any material misstatement of fact, or omits or shall omit to state a material fact or any fact necessary to make the statements contained therein not misleading, in each case as of the date such information was or shall be stated or certified and as of the date such information was delivered by the Seller or any of its Affiliates, agents or representatives to the Purchasers, the Managing Agents or the Administrative Agent.

(m)          On the date hereof and on each Incremental Funding Date, the Subordinated Percentage shall equal or exceed 15.5%.

SECTION 5.02.      Representations and Warranties of NFC.  NFC hereby makes the following representations and warranties to the Purchasers, the Managing Agents and the Administrative Agent, as of the Closing Date, the date hereof and as of each Incremental Funding Date, and the Purchasers and the Administrative Agent shall be deemed to have relied on such representations and warranties in purchasing the Series 2000-VFC Certificate on the Closing Date, in entering into this Agreement on the date hereof and in making (or committing to make) each Incremental Funding on each Incremental Funding Date.

(a)           NFC repeats and reaffirms to the Purchasers, the Managing Agents and the Administrative Agent the representations, warranties and covenants of the Servicer set forth in Section 3.03 of the Pooling and Servicing Agreement and the representations and warranties of NFC set forth in Section 3.02 of the Purchase Agreement and represents and warrants that all such representations and warranties are true and correct.

(b)           No Governmental Action which has not been obtained is required by or with respect to NFC in connection with any of the Series Documents, except any such failure which would not have a Material Adverse Effect.

(c)           Each of the Series Documents has been duly authorized, executed and delivered by NFC, and is the valid and legally binding obligation of NFC, enforceable against NFC in accordance with its terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought.

(d)           The Series 2000-VFC Certificate has been duly and validly authorized, and, when executed and authenticated in accordance with the terms of the Pooling and Servicing Agreement and the Series Supplement, and delivered to and paid for in accordance with this Agreement, will be duly and validly issued and outstanding and will be entitled to the benefits of the Pooling and Servicing Agreement and the Series Supplement, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought.

(e)           There is no pending or, to NFC’s knowledge, threatened action, suit or proceeding by or against NFC or the Seller before any Governmental Authority or any arbitrator (i) asserting the invalidity of this Agreement, any other Series Document or the Series 2000-VFC, (ii) seeking to prevent the issuance of the Series 2000-VFC or the consummation of any of the transactions contemplated by this Agreement or any other Series Document, (iii) that might materially and adversely affect the performance by either of NFC or the Seller of its obligations under, or the validity or enforceability of, this Agreement, any other Series Document or (iv) that if determined adversely as to NFC or the Seller would have a Material Adverse Effect.

(f)            NFC (i) is not in violation of its Certificate of Incorporation or By-Laws and (ii) is not in breach or violation of any of the terms or provisions of, or with the giving of notice or lapse of time, or both, would be in default under, any contract, indenture, mortgage, deed of trust, loan agreement, note, lease, partnership agreement, or other agreement or instrument to which NFC is a party or by which it may be bound or to which any of its properties or assets may be subject, except for such violations or defaults that would not have a Material Adverse Effect.

(g)           Any taxes, fees and other charges of Governmental Authorities applicable to NFC in connection with the execution, delivery and performance by NFC of the Series Documents or otherwise applicable to NFC in connection with the Master Trust have been paid or will be paid by NFC at or prior to the Closing Date, the date hereof or each Incremental Funding Date, as applicable, to the extent then due, except for any such failures to pay which, individually and in the aggregate, would not have a Material Adverse Effect.

(h)           The Master Trust has been duly created and is validly existing under the laws of the State of Illinois.

(i)            On the date hereof and on each Incremental Funding Date, NFC is not insolvent or the subject of any insolvency proceeding.

(j)            No written information furnished or to be furnished by NFC or its Affiliates, agents or representatives to the Purchasers, the Managing Agents or the Administrative Agent for purposes of or in connection with this Agreement, including, without limitation, any reports delivered pursuant to Section 7A.01 and any information relating to the Dealer Notes and NFC’s dealer financing business, is or shall be inaccurate in any material respect, or contains or shall contain any material misstatement of fact, or omits or shall omit to state a material fact or any fact necessary to make the statements contained therein not misleading, in each case as of the date such information was or shall be stated or certified, and such information heretofore furnished remains true and correct in all material respects as of the date such information was delivered by NFC or any of its Affiliates, agents or representatives to the Purchasers, the Managing Agents or the Administrative Agent.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES
WITH RESPECT TO THE CONDUIT PURCHASERS

Each Managing Agent, on behalf of the Purchasers in its Purchaser Group, hereby makes the following representations and warranties to the Seller and NFC on which the Seller and NFC shall rely in entering into this Agreement.

SECTION 6.01.      Organization.  The Conduit Purchaser has been duly organized and is validly existing and in good standing as a corporation, or limited liability company, as the case may be, under the laws of the State governing its incorporation or formation, as the case may be, with power and authority to own its properties and to transact the business in which it is now engaged and the Conduit Purchaser is duly qualified to do business and is in good standing (or is exempt from such requirements) in each State of the United States where the nature of its business requires it to be so qualified and the failure to be so qualified and in good standing would have a material adverse effect on the interests of the Seller.

SECTION 6.02.      Authority, etc.  The Conduit Purchaser has all requisite power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by the Conduit Purchaser of this Agreement and the consummation by the Conduit Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Conduit Purchaser.  This Agreement has been duly and validly executed and delivered by the Conduit Purchaser and constitutes a legal, valid and binding obligation of the Conduit Purchaser, enforceable against the Conduit Purchaser in accordance with its terms, subject as to enforcement to bankruptcy, reorganization, insolvency, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.  Neither the execution and delivery by the Conduit Purchaser of this Agreement nor the consummation by the Conduit Purchaser of any of the transactions contemplated hereby, nor the fulfillment by the Conduit Purchaser of the terms hereof, will conflict with, or violate, result in a breach of or constitute a default under any term or provision of the Articles of Incorporation or By-laws of the Conduit Purchaser or any Governmental Rule applicable to the Conduit Purchaser.

SECTION 6.03.      Securities Act.  The Series 2000-VFC Certificate purchased by the Administrative Agent on behalf of the Purchasers pursuant to this Agreement will be acquired for investment only and not with a view to any public distribution thereof, and no Conduit Purchaser will offer to sell or otherwise dispose of its interest in the Series 2000-VFC Certificate so acquired by it (or any interest therein) in violation of any of the registration requirements of the Act or any applicable state or other securities laws.  The Administrative Agent and each Purchaser acknowledges that it has no right to require the Seller to register under the Act or any other securities law any Series 2000-VFC Certificate to be acquired by the Administrative Agent on behalf of such Purchaser pursuant to this Agreement.

The Conduit Purchasers, the Committed Purchasers, the Managing Agents and Administrative Agent have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Series 2000-VFC Certificate and the Conduit Purchasers, the Managing Agents, and Committed Purchaser are able to bear the economic risk of such investment. The Conduit Purchasers, the Managing Agents, Committed Purchasers and Administrative Agent have reviewed the Pooling and Servicing Agreement and the Series Supplement (including the schedule and exhibits thereto) and have had the opportunity to perform due diligence with respect thereto and to ask questions of and receive answers from the Seller and its representatives concerning the Seller, the Master Trust and the Series 2000-VFC Certificate. Each of the Conduit Purchasers, the Committed Purchasers, the Managing Agents and Administrative Agent is an “accredited investor” as defined in Rule 501, promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended.

SECTION 6.04.      Investment Company Act.  Neither the Purchasers nor any Agent is required to register as an “investment company” nor is any Purchaser or Agent controlled by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

ARTICLE VII

COVENANTS OF THE SELLER

SECTION 7.01.      Access to Information.  So long as any Series 2000-VFC Certificate remains outstanding, the Seller will, at any time from time to time during regular business hours with reasonable notice to the Seller, permit the Purchasers, the Managing Agents or the Administrative Agent, or their agents or representatives to:

(a)           examine all books, records and documents (including computer tapes and disks) in the possession or under the control of the Seller relating to the Dealer Notes, and

(b)           visit the offices and property of the Seller for the purpose of examining such materials described in clause (a) above.

Except as provided in Section 11.05, any information obtained by the Purchasers, the Managing Agents or the Administrative Agent pursuant to this Section 7.01 shall be held in confidence by the Purchasers, the Managing Agents and the Administrative Agent unless and to the extent such information (i) has become available to the public, (ii) is required or requested by any Governmental Authority or in any court proceeding or (iii) is required by any Governmental Rule.  In the case of any disclosure permitted by clause (ii) or (iii), the Purchasers, the Managing Agents and the Administrative Agent shall use commercially reasonable efforts to (x) provide the Seller with advance notice of any such disclosure and (y) cooperate with the Seller in limiting the extent or effect of any such disclosure.

SECTION 7.02.      Security Interests; Further Assurances.  The Seller will take all action reasonably necessary to maintain the Master Trust Trustee’s first priority perfected ownership or security interest in the Dealer Notes and the collateral granted pursuant to Sections 2.01 and 2.02 of the Pooling and Servicing Agreement.  The Seller agrees to take any and all acts and to execute any and all further instruments necessary or reasonably requested by a Conduit

Purchaser, a Managing Agent or the Administrative Agent to more fully effect the purposes of this Agreement.

SECTION 7.03.      Covenants.  The Seller will duly observe and perform each of its covenants set forth in the other Series Documents in all material respects.

SECTION 7.04.      Amendments.  The Seller will not make, or permit any Person to make, any amendment, modification or change to, or provide any waiver under the Series Supplement without the prior written consent of the Managing Agents.

ARTICLE VIIA

COVENANTS OF NFC

SECTION 7A.01   Information from NFC.  So long as the Series 2000-VFC Certificate remains outstanding, NFC will furnish to the Administrative Agent (who will promptly forward copies thereof to each Managing Agent):

(a)           a copy of each certificate, opinion, report, statement, notice or other communication (other than investment instructions) furnished by or on behalf of NFC or the Seller to the Master Trust Trustee or the Rating Agencies under any Series Document, concurrently therewith, and promptly after receipt thereof, a copy of each notice, demand or other communication received by or on behalf of NFC or the Seller under any Series Document;

(b)           such other information (including financial information), documents, records or reports respecting the Master Trust, the Dealer Notes, the Seller or, to the extent it relates to the origination of Dealer Notes or the servicing of the Master Trust, NFC, as the Administrative Agent, on its own behalf or on behalf of a Purchaser, or a Managing Agent may from time to time reasonably request;

(c)           as soon as available and in any event within (i) 45 days after the end of each of the first three fiscal quarters of any fiscal year and (ii) 120 days after the end of the last fiscal quarter of any fiscal year, copies of the interim or annual, as applicable, financial statements of NFC, prepared in conformity with generally accepted accounting principles consistently applied;

(d)           as soon as possible and in any event within two Business Days after knowledge thereof by a Responsible Officer of NFC, notice of each Early Amortization Event or event which with the giving of notice or the passage of time or both would constitute an Early Amortization Event; and

(e)           as soon as possible and in any event within sixty days after the formation of a special purpose entity having an ownership interest in the DealCor dealers, an opinion of counsel, in form and substance satisfactory to each Agent, with respect to certain bankruptcy matters.

SECTION 7A.02   Access to Information.  So long as any Series 2000-VFC Certificate remains outstanding, NFC will, at any time from time to time during regular business hours with reasonable notice to NFC, permit the Purchasers, each Managing Agent and the Administrative Agent, or their agents or representatives to:

(a)           examine all books, records and documents (including computer tapes and disks) in the possession or under the control of NFC relating to the Dealer Notes, and

(b)           visit the offices and property of NFC for the purpose of examining such materials described in clause (a) above.

Except as provided in Section 11.05, any information obtained by a Purchaser or an Agent pursuant to this Section 7A.02 shall be held in confidence by such Purchaser or Agent, unless and to the extent such information (i) has become available to the public, (ii) is required or requested by any Governmental Authority or in any court proceeding or (iii) is required by any Governmental Rule.  In the case of any disclosure permitted by clause (ii) or (iii), the Purchasers, the Managing Agents and the Administrative Agent shall use commercially reasonable efforts to (x) provide NFC with advance notice of any such disclosure and (y) cooperate with NFC in limiting the extent or effect of any such disclosure.

SECTION 7A.03   Covenants.  NFC will duly observe and perform each of its covenants set forth in the other Series Documents in all material respects.

SECTION 7A.04   Amendments.  NFC will not make, or permit any Person to make, any material amendment, modification or change to, or provide any waiver under the Series Supplement without the prior written consent of the Managing Agents.

ARTICLE VIII

ADDITIONAL COVENANTS

SECTION 8.01.      Legal Conditions to Effectiveness of this Agreement.  The parties hereto will take all reasonable action necessary to obtain (and will cooperate with one another in obtaining) any consent, authorization, permit, license, franchise, order or approval of, or any exemption by, any Governmental Authority or any other Person, required to be obtained or made by it in connection with any of the transactions contemplated by this Agreement.

SECTION 8.02.      Expenses.  Whether or not the Effective Date shall occur, except as otherwise expressly provided herein or in the Fee letter, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall (as between the Seller, the Administrative Agent, the Managing Agents and the Purchasers) be paid by the Seller.

SECTION 8.03.      Mutual Obligations.  On and after the Effective Date, each party hereto will do, execute and perform all such other acts, deeds and documents as the other party may from time to time reasonably require in order to carry out the intent of this Agreement.

SECTION 8.04.      Restrictions on Transfer.  Each Purchaser and Agent agrees that it will comply with the restrictions on transfer of the Series 2000-VFC Certificate set forth in the Pooling and Servicing Agreement and the Series Supplement and that it will resell the Series 2000-VFC Certificate only in compliance with such restrictions; provided, however, that the

Seller acknowledges that in the event of the purchase of the Series 2000-VFC Certificate by any Purchaser or RIC no such purchaser will be required to execute and deliver the Investment Letter.

SECTION 8.05.      Consents, etc.  Each Purchaser and Agent agrees not to unreasonably withhold or delay its consent to any amendment or other matter requiring consent of the Series 2000-VFC Certificateholders under a provision of any Series Document to the extent that such provision specifies that such consent is not to be unreasonably withheld or delayed.

ARTICLE IX

INDEMNIFICATION

SECTION 9.01.      Indemnification.  (a)  The Seller hereby agrees to indemnify and hold harmless each Indemnified Party against any and all losses, claims, damages, liabilities or expenses (including reasonable legal and accounting fees) (collectively, “Seller Losses”), as incurred (payable promptly upon written request), for or on account of or arising from or in connection with this Agreement, including any breach of any representation, warranty or covenant of the Seller in this Agreement or in any certificate or other written material delivered pursuant hereto.

(b)           NFC hereby agrees to indemnify and hold harmless each Indemnified Party against any and all losses, claims, damages, liabilities or expenses (including reasonable legal and accounting fees) (collectively, “NFC Losses”), as incurred (payable promptly upon written request), for or on account of or arising from or in connection with any breach of any representation, warranty or covenant of NFC in this Agreement or in any certificate or other written material delivered pursuant hereto.

(c)           Notwithstanding Sections 9.01(a) and (b), in no event shall any Indemnified Party be indemnified for Seller Losses or NFC Losses to the extent (i) resulting from the performance of the Dealer Notes, market fluctuations or other similar market or investment risks associated with ownership of the Series 2000-VFC Certificates, (ii) which would otherwise be covered in Sections 9.04 and 9.05 hereof, (iii) arising from such Indemnified Party’s gross negligence or willful misconduct, (iv) arising from a breach of any representation or warranty set forth in the Pooling and Servicing Agreement, a remedy for the breach of which is provided in Section 2.06 of the Pooling and Servicing Agreement or (v) arising from a breach of any representation or warranty set forth in the Purchase Agreement, a remedy for the breach of which is provided in Section 4.06(d) of the Purchase Agreement.

SECTION 9.02.      Procedure.  In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement in respect of, arising out of, or involving a claim made by any Person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party must notify NFC or the Seller, as applicable (the “Applicable Indemnifying Party”) in writing of the Third Party Claim within a reasonable time after receipt by such Indemnified Party of written notice of the Third Party Claim unless the Applicable Indemnifying Party shall have previously obtained actual knowledge thereof.  Thereafter, the Indemnified

Party shall deliver to the Applicable Indemnifying Party, within a reasonable time after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

SECTION 9.03.      Defense of Claims.  If a Third Party Claim is made against an Indemnified Party, (a) the Applicable Indemnifying Party will be entitled to participate in the defense thereof and, (b) if it so chooses, to assume the defense thereof with counsel selected by the Applicable Indemnifying Party, provided that in connection with such assumption (i) such counsel is not reasonably objected to by the Indemnified Party and (ii) the Applicable Indemnifying Party first admits in writing their joint and several liability to indemnify the Indemnified Party with respect to all elements of such claim in full.  Should the Applicable Indemnifying Party so elect to assume the defense of a Third Party Claim, the Applicable Indemnifying Party will not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof.  If the Applicable Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnified Party will (i) cooperate in all reasonable respects with the Applicable Indemnifying Party in connection with such defense and (ii) not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Applicable Indemnifying Party’s prior written consent, as the case may be.  If the Applicable Indemnifying Party shall assume the defense of any Third Party Claim, the Indemnified Party shall be entitled to participate in (but not control) such defense with its own counsel at its own expense.  If the Applicable Indemnifying Party does not assume the defense of any such Third Party Claim, the Indemnified Party may defend the same in such manner as it may deem appropriate, including settling such claim or litigation after giving notice to the Applicable Indemnifying Party of such terms and the Applicable Indemnifying Party will promptly reimburse the Indemnified Party upon written request.  Anything contained in this Agreement to the contrary notwithstanding, an Applicable Indemnifying Party shall be entitled to assume the defense of any part of a Third Party Claim that seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party.

SECTION 9.04.      Indemnity for Taxes, Reserves and Expenses.  (a)  If after the date hereof, the adoption of any applicable law, rule, standard or regulation by any Official Body or any amendment or change in the interpretation of any existing or future applicable law, rule, standard or regulation by any Official Body charged with the administration, interpretation or application thereof (including, but not limited to, any interpretation of Accounting Research Bulletin No. 51 by the Financial Accounting Standards Board) or the compliance with any directive of any Official Body (whether or not having the force of Governmental Rule):

(i)            shall subject any Indemnified Party to any tax, duty, deduction or other charge with respect to the Dealer Notes, the Pooling and Servicing Agreement, the Series Supplement, the Series 2000-VFC Certificate, this Agreement or payments of amounts due thereunder, or shall change the basis of taxation of payments to any Indemnified Party of amounts payable in respect thereof (except for changes in the rate of general corporate, franchise, net income or other income tax (including by means of withholding) imposed on such Indemnified Party by the United States of America, the jurisdiction in which such Indemnified Party’s principal executive office is located or any other jurisdiction in which the Indemnified Party would be subject to such tax even if the transactions contemplated by this Agreement had not occurred); or

(ii)           shall impose, modify or deem applicable any reserve, capital, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System) against assets of, deposits with or for the account of, or credit extended by, any Indemnified Party or shall impose on any Indemnified Party or on the United States market for certificates of deposit or the London interbank market any other condition affecting the Dealer Notes, the Pooling and Servicing Agreement, the Series Supplement, the Series 2000-VFC Certificate, this Agreement or payments of amounts due thereunder (including with respect to Eurocurrency liability reserves); or

(iii)          imposes upon any Indemnified Party any other cost or expense (including, without limitation, reasonable attorneys’ fees and expenses, and expenses of litigation or preparation therefor in contesting any of the foregoing if such a contest is requested by the Applicable Indemnifying Party) with respect to the Dealer Notes, the Series 2000-VFC Certificate, any Series Document or payments of amounts due hereunder or thereunder;

and the result of any of the foregoing is to increase the cost or reduce the payments to such Indemnified Party with respect to the Dealer Notes, the Pooling and Servicing Agreement, the Series Supplement, the Series 2000-VFC Certificate, this Agreement or payments of amounts due thereunder or the obligations thereunder or the funding of any purchases (including Incremental Fundings) with respect thereto by any Purchaser, by an amount deemed by such Indemnified Party to be material, then such amount or amounts as will compensate such Indemnified Party for such increased cost or reduced payments shall be payable to such Indemnified Party in accordance with Section 9.05(c).

(b)           If any Indemnified Party shall have determined that, after the date hereof, the adoption of any applicable law, rule, standard or regulation by any Official Body regarding or related to capital adequacy, or any change therein, or any change in the interpretation thereof by any Official Body, or any directive regarding or related to capital adequacy (whether or not having the force of a Governmental Rule) of any such Official Body, has or would have the effect of reducing the rate of return on capital of such Indemnified Party’s obligations hereunder or with respect hereto to a level below that which such Indemnified Party (or its parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Indemnified Party to be material, then from time to time, such additional amount or amounts as will compensate such Indemnified Party (or its parent) for such reduction shall be payable to such Indemnified Party in accordance with Section 9.05(c).  For avoidance of doubt, any interpretation of Accounting Research Bulletin No. 51 by the Financial Accounting Standards Board shall constitute an adoption, change, request or directive subject to this Section 9.4(b).

(c)           Any Indemnified Party who makes a demand for payment of increased costs or capital pursuant to Section 9.04(a) or (b) shall promptly deliver to the Seller a certificate setting forth in reasonable detail the computation of such increased costs or capital and specifying the basis therefor.  In the absence of manifest error, such certificate shall be conclusive and binding for all purposes.  Each Indemnified Party shall use reasonable efforts to mitigate the effect upon of any such increased costs or capital requirements; provided, it shall not be obligated to take any action that it determines would be disadvantageous to it or inconsistent with its policies.

SECTION 9.05.      Costs, Expenses, Taxes, Breakage Payments and Increased Costs under this Agreement and Program Facility.  (a)  Subject to the payment terms of Section 9.05, each of the Seller and NFC agree to pay to the Administrative Agent, each Purchaser and its Managing Agent (i) all reasonable costs and expenses in connection with the preparation, execution and delivery of this Agreement, the other documents to be delivered hereunder or in connection herewith and any requested amendments, waivers or consents or examination or visit by the Purchasers, the Managing Agents or Administrative Agent pursuant to Section 7.01 or 7A.02 hereof including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Purchasers, the Managing Agents and the Administrative Agent, with respect thereto and with respect to advising the Purchasers, the Managing Agents and the Administrative Agent as to its respective rights and remedies under this Agreement and the other documents delivered hereunder or in connection herewith and (ii) all costs and expenses, if any, in connection with the enforcement of this Agreement and the other documents delivered hereunder or in connection herewith.

(b)           Subject to the payment terms of Section 9.05, each of NFC and the Seller agrees to pay any and all stamp and other taxes and fees payable in connection with the execution, delivery, filing and recording of this Agreement, the Series 2000-VFC Certificate or the other documents and agreements to be delivered hereunder, and agrees to hold each Purchaser, each Managing Agent and the Administrative Agent harmless from and against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

(c)           The Seller shall be obligated to pay the amount of any Breakage Payments, other Additional Amounts or Non-Use Fee payable on each Distribution Date to the extent not paid when required pursuant to Section 4.04 of the Series Supplement; provided, that the Seller shall be required to make such payments solely to the extent of any cash flows payable to the Seller on such date from the Master Trust.  If and to the extent that any Additional Amounts (other than Breakage Payments) or Non-Use Fee shall remain outstanding after payment by the Seller pursuant to the preceding sentence on any Distribution Date, NFC shall be required to make such payments within 10 days after demand therefor by the Administrative Agent or the applicable payee.

(d)           If a Conduit Purchaser becomes obligated to compensate any financial institution under its commercial paper program as a result of any events or circumstances similar to those described in Sections 9.04 or 9.05(c), such Conduit Purchaser shall promptly deliver to the Seller a certificate setting forth in reasonable detail the computation of such amounts.  In the absence of manifest error, such certificate shall be conclusive and binding for all purposes.  The Seller shall be obligated to pay to such Conduit Purchaser, promptly after receipt of such certificate, such additional amounts as may be necessary to reimburse such Conduit Purchaser for any amounts so paid by such Conduit Purchaser.  With respect to amounts to be paid pursuant to this Section 9.05(d) as a result of any events or circumstances similar to those described in Section 9.04 or 9.05(c) hereof, the applicable Conduit Purchaser shall request the party to be compensated to use its reasonable efforts to mitigate the effect upon the Seller of any such increased costs or capital requirements; provided, such party shall not be obligated to take any action that it determines would be disadvantageous to it or inconsistent with its policies.

ARTICLE X

THE AGENTS

SECTION 10.01.    Authorization and Action.  Each Purchaser hereby accepts the appointment of and authorizes each Agent to take such action as agent on its behalf and to exercise such powers as are delegated to such Agent by the terms hereof, together with such powers as are reasonably incidental thereto.  Such Agent reserves the right, in its sole discretion, to take any actions and exercise any rights or remedies under this Agreement and any related agreements and documents.  Except for actions which an Agent is expressly required to take pursuant to this Agreement or an Asset Purchase Agreement, such Agent shall not be required to take any action which exposes such Agent to personal liability or which is contrary to applicable law unless such Agent shall receive further assurances to its satisfaction from the Purchasers, of the indemnification obligations under Section 10.04 hereof against any and all liability and expense which may be incurred in taking or continuing to take such action.  Each Agent agrees to give to the Purchasers prompt notice of each notice and determination given to it by the Seller, the Servicer or the Master Trust Trustee, pursuant to the terms of this Agreement, the Pooling and Servicing Agreement or the Series Supplement.  Subject to Section 10.06 hereof, the appointment and authority of each Agent hereunder shall terminate upon (i) the payment to (a) the Purchasers of all amounts owing to the Purchasers hereunder and (b) each Agent of all amounts due hereunder and (ii) the Series Termination Date specified in the Series Supplement.

SECTION 10.02.    Agent’s Reliance, Etc.  No Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as an Agent under or in connection with this Agreement or any related agreement or document, except for its or their own gross negligence or willful misconduct.  Without limiting the foregoing, each Agent:  (i) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to the Purchasers or Agents and shall not be responsible to the Purchasers or Agents for any statements, warranties or representations made by the Seller or NFC (in any capacity) in connection with any Series Document; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Series Document on the part of the Seller or NFC (in any capacity) or to inspect the property (including the books and records) of the Seller or NFC (in any capacity); (iv) shall not be responsible to any Purchaser or Agents for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (v) shall incur no liability under or in respect of this Agreement by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by telex) believed by it in good faith to be genuine and signed or sent by the proper party or parties.

SECTION 10.03.    Agents and Affiliates.  Each Agent and its respective Affiliates may generally engage in any kind of business with the Seller, NFC or any Obligor, any of their respective Affiliates and any Person who may do business with or own securities of the Seller, NFC or any Obligor or any of their respective Affiliates, all as if such entities were not an Agent and without any duty to account therefor to the Purchasers.

SECTION 10.04.    Indemnification.  Each Purchaser (other than the Conduit Purchasers) severally agrees to indemnify the Administrative Agent and its related Managing Agent (to the extent not reimbursed by the Seller or NFC), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Agents in any way relating to or arising out of this Agreement or any action taken or omitted by such Agents under this Agreement; provided, that (i) no Purchaser shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting or arising from such Agent’s gross negligence or willful misconduct and (ii) no Purchaser shall be liable for any amount in respect of any compromise or settlement or any of the foregoing unless such compromise or settlement is approved by each Conduit Purchaser and the majority of the Committed Purchasers (in the case of Liquidity Purchasers, based on purchase commitments under the related Asset Purchase Agreement and in the case of this Agreement, based on Commitments hereunder).  Without limitation of the generality of the foregoing, each Purchaser (other than a Conduit Purchaser), agrees to reimburse the Administrative Agent and its related Managing Agent, promptly upon demand, for any reasonable out-of-pocket expenses (including reasonable counsel fees) incurred by such Agents in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, provided, that no Purchaser shall be responsible for the costs and expenses of such Agents in defending itself against any claim alleging the gross negligence or willful misconduct of such Agents to the extent such gross negligence or willful misconduct is determined by a court of competent jurisdiction in a final and non-appealable decision.

SECTION 10.05.    Purchase Decision.  Each Purchaser acknowledges that it has, independently and without reliance upon any Agent, and based on such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement and to purchase an interest in the Series 2000-VFC Certificate.  Each Purchaser also acknowledges that it will, independently and without reliance upon any Agent or any of its Affiliates, and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement or any related agreement, instrument or other document.

SECTION 10.06.    Successor Administrative Agent.  The Administrative Agent may resign at any time by giving sixty days’ written notice thereof to the Purchasers, the Managing Agents, the Seller, the Servicer and the Master Trust Trustee.  Upon any such resignation, the Purchasers shall have the right to appoint a successor Administrative Agent approved by the Seller (which approval will not be unreasonably withheld or delayed).  If no successor Administrative Agent shall have been so appointed and shall have accepted such appointment, within sixty days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Purchasers, appoint a successor Administrative Agent.  If such successor Administrative Agent is not an Affiliate of the resigning Administrative Agent, such successor Administrative Agent shall be subject to the Seller’s prior written approval (which approval will not be unreasonably withheld or delayed).  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Administrative Agent under this Agreement.

ARTICLE XI

MISCELLANEOUS

SECTION 11.01.    Amendments.  No amendment or waiver of any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed by all of the parties hereto, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 11.02.    Notices.  All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including telecopies, telegraphic, telex or cable communication) and mailed, telecopied, telegraphed, cabled or delivered, as to each party hereto, at its address set forth in Schedule I hereto or at such other address as shall be designated by such party in a written notice to the other party hereto.  All such notices and communications shall, when mailed, telecopied, telegraphed or cabled, be effective when deposited in the mail, confirmed by telephone, delivered to the telegraph company or delivered to the cable company, respectively.

SECTION 11.03.    No Waiver; Remedies.  No failure on the part of any party hereto to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 11.04.    Binding Effect; Assignability.  (a)  This Agreement shall be binding upon and inure to the benefit of the Seller, NFC, the Administrative Agent, the Managing Agents and the Purchasers party this Agreement and their respective successors and assigns (including any subsequent holders of the Series 2000-VFC Certificate); provided, however, that the Seller shall not have the right to assign its rights hereunder or any interest herein (by operation of law or otherwise) without the prior written consent of each Managing Agent.  The Administrative Agent agrees that it shall not transfer a Series 2000-VFC Certificate without the Seller’s consent, unless such transfer (x) is to a Purchaser, (y) is to a RIC or (z) occurs after the commencement of the Early Amortization Period.

Without limiting the foregoing, a Managing Agent on behalf of a Conduit Purchaser may, from time to time, with prior or concurrent notice to the Seller and the Servicer, in one transaction or a series of transactions, assign all or a portion of a Series 2000-VFC Certificate and its rights and obligations under this Agreement to a RIC or a Committed Purchaser within its Purchaser Group.  Upon and to the extent of such assignment to a RIC or Committed Purchaser, (i) the RIC or Committed Purchaser shall be the owner of the assigned portion of the Series 2000-VFC Certificate, (ii) such Managing Agent (or an Affiliate thereof) will act as Managing Agent for the RIC or Committed Purchaser and the Administrative Agent shall act as Administrative Agent for the RIC or Committed Purchaser as well as for the assigning Conduit Purchaser, with all corresponding rights and powers, express or implied, granted herein to the Administrative Agent, (iii) the RIC or Committed Purchaser and their Program Support Providers and other related parties shall have the benefit of all the rights and protections provided to the assigning Conduit Purchaser and its Program Support Providers and other related parties, respectively, herein and in the other Series Documents (including, without limitation, any limitation on recourse against the assigning Conduit Purchaser or related parties, any agreement not to file or join in the filing of a petition to commence an insolvency proceeding against the assigning Conduit Purchaser, and the right to assign to another RIC or Committed Purchaser as provided in this paragraph), (iv) the RIC or Committed Purchaser shall assume all obligations, if any, of the assigning Conduit Purchaser under and in connection with this Agreement, and the assigning Conduit Purchaser shall be released from such obligations, in each case to the extent of such assignment, and the obligations of the assigning Conduit Purchaser (if any) and the RIC or Committed Purchaser shall be several and not joint, (v) all distributions in respect of principal or interest shall be made to the assigning Conduit Purchaser and the RIC or Committed Purchaser, on a pro rata basis according to their respective interests (or in the case of interest, the accrued amounts thereof), (vi) the Funding Rate used to calculate the interest with respect to the portions of the Series 2000-VFC Certificate owned on behalf of the RIC or Committed Purchaser and funded with commercial paper notes issued by the RIC from time to time shall be determined in the manner set forth in the definition of “CP Rate” on the basis of the discount or interest rates applicable to commercial paper issued by the RIC (rather than the assigning Conduit Purchaser), (vii) the defined terms and other terms and provisions of this Agreement and the other Transaction Documents shall be interpreted in accordance with the foregoing, and (viii) if requested by the Administrative Agent, the parties will execute and deliver such further agreements and documents and take such other actions as the Administrative Agent may reasonably request to evidence and give effect to the foregoing.

(b)           Without the consent of the Seller, each Committed Purchaser party to this Agreement may assign all or a portion of its rights and obligations under this Agreement to any financial or other institution acceptable to the Administrative Agent.  The parties to each such assignment shall execute and deliver an Assignment and Acceptance to the Administrative Agent, and the Administrative Agent shall promptly notify the Seller of such assignment.  From and after the effective date of such Assignment and Acceptance, the assigning Committed Purchaser shall be relieved of its obligations hereunder to the extent so assigned.

(c)           Assigned Amounts.  At any time on or prior to the Purchase Expiration Date related to the KHFC Purchaser Group, if the Managing Agent on behalf of the Conduit Purchaser in the KHFC Group so elects, by written notice to the Administrative Agent, such Conduit Purchaser does hereby assign, effective on the Assignment of, it interest in the Funded Amount and Series 2000-VFC Certificate at such time to the Committed Purchasers in its Purchaser Group pursuant to this Section 11.04; provided, however, that unless such assignment is an assignment of all of such Conduit Purchaser’s interest in the Funded Amount and the Series 2000-VFC Certificate in whole on or after such Conduit Purchaser Termination Date, no such assignment shall take place pursuant to this Section 11.04 at a time when such Conduit Purchaser is insolvent or subject to any voluntary or involuntary bankruptcy proceeding.  No further documentation or action on the part of a Conduit Purchaser or the Seller shall be required to exercise the rights set forth in the immediately preceding sentence, other than the giving of the notice by the related Managing Agent on behalf of such Conduit Purchaser referred to in such sentence and the delivery by the Managing Agent of a copy of such notice to each Committed Purchaser in its Purchaser Group (the date of the receipt by the related Managing Agent of any such notice being the “Assignment Date”).  Each related Committed Purchaser in such Conduit Purchaser’s Purchaser Group hereby agrees, unconditionally and irrevocably and under all circumstances, without setoff, counterclaim or defense of any kind, to pay the full amount of its Assignment Amount on such Assignment Date to the applicable Conduit Purchaser in immediately available funds to an account designated by the applicable Managing Agent.  Upon payment of its Assignment Amount, each related Committed Purchaser shall acquire an interest in the funded Amount and the Series 2000-VFC Certificate equal to its pro rata share (based on the outstanding portions of the Funded Amount funded by it) of the assigned portion of the Funded Amount.  Upon any assignment in whole by a Conduit Purchaser to the Committed Purchasers in its Purchaser Group on or after the Conduit Purchaser Termination Date as contemplated hereunder, such Conduit Purchaser shall cease to make any Incremental Fundings hereunder.  At all time prior to the Conduit Purchaser Termination Date, nothing herein shall prevent a Conduit Purchaser from making a subsequent Incremental Funding hereunder, in its sole discretion, following any assignment pursuant to this Section 11.04 o r from making more than one assignment pursuant to this Section 11.04.

(d)           Any Purchaser may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more Persons (each, a “Participant”) participating interests in all or a portion of its rights and obligations under this Agreement.  Notwithstanding any such sale by a Purchaser of participating interests to a Participant, such Purchaser’s rights and obligations under this Agreement shall remain unchanged, such Purchaser shall remain solely responsible for the performance thereof, and the Seller, each Managing Agent and the Administrative Agent shall continue to deal solely and directly with such Purchaser in connection with such Purchaser’s rights and obligations under this Agreement.  The Seller also agrees that each Participant shall be entitled to the benefits of Article IX hereof; provided, however, that all amounts payable by the Seller to any such Participant shall be limited to the amounts which would have been payable to the Purchaser selling such participating interest had such interest not been sold.

(e)           This Agreement shall create and constitute the continuing obligation of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time as all amounts payable with respect to the Series 2000-VFC Certificates shall have been paid in full.

SECTION 11.05.    Provision of Documents and Information.  The Seller acknowledges and agrees that the Conduit Purchasers, the Committed Purchasers, the Managing Agents and Administrative Agent are permitted to provide to the Liquidity Purchasers, permitted assignees and participants, the placement agents for their respective commercial paper notes, the rating agencies with respect to such notes and other liquidity and credit providers under their respective commercial paper programs, opinions, certificates, documents and other information relating to the Seller, NFC and the Dealer Notes delivered to the Conduit Purchasers, the Committed Purchasers, the Managing Agents or the Administrative Agent pursuant to this Agreement.

SECTION 11.06.    GOVERNING LAW; JURISDICTION.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND ANY APPELLATE COURT HAVING JURISDICTION TO REVIEW THE JUDGMENTS THEREOF.  EACH OF THE PARTIES HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.

SECTION 11.07.    No Proceedings; Limitation on Payments.  (a)  The Seller agrees that so long as any Notes of a Conduit Purchaser shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any Notes of such Conduit Purchaser shall have been outstanding, it shall not file, or join in the filing of, a petition against a Conduit Purchaser or the Master Trust under the Federal Bankruptcy Code, or join in the commencement of any bankruptcy, reorganization, arrangement, insolvency, liquidation or other similar proceeding against a Conduit Purchaser or the Master Trust.

(b)           Each Purchaser severally agrees that it shall not at any time file, or join in the filing of, a petition against the Seller, the Master Trust Trustee (solely in its capacity as acting as such for the Master Trust) or the Master Trust under the Federal Bankruptcy Code, or join in the commencement of any bankruptcy, reorganization, arrangement, insolvency, liquidation or other similar proceeding against the Seller, the Master Trust Trustee (solely in its capacity as acting as such for the Master Trust) or the Master Trust.

(c)           Notwithstanding any provisions contained in this Agreement to the contrary, no Conduit Purchaser shall, or shall be obligated to, pay any amount, if any, payable by it pursuant to this Agreement or the transaction contemplated hereby unless (i) such Conduit Purchaser has received funds which may be used to make such payment and which funds are not required to repay Notes when due and (ii) after giving effect to such payment, either (x) such Conduit Purchaser could issue Notes to refinance all outstanding Notes (assuming such outstanding Notes matured at such time) in accordance with the program documents governing such Conduit Purchaser’s securitization program or (y) all Notes of such Conduit Purchaser are paid in full. Any amount which such Conduit Purchaser does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in §101 of the Bankruptcy Code) against or company obligation of such Conduit Purchaser for any such insufficiency unless and until such Conduit Purchaser satisfies the provisions of clauses (i) and (ii) above.

SECTION 11.08.    Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

SECTION 11.09.    No Recourse.  The obligations of any Purchaser under this Agreement, or any other agreement, instrument, document or certificate executed and delivered by or issued by such Purchaser or any officer thereof are solely the corporate or partnership obligations of such Purchaser.  No recourse shall be had for payment of any fee or other obligation or claim arising out of or relating to this Agreement or any other agreement, instrument, document or certificate executed and delivered or issued by such Purchaser or any officer thereof in connection therewith, against any stockholder, limited partner, employee, officer, director or incorporator of such Purchaser.

SECTION 11.10.    Limited Recourse.  The obligations of each of the Seller and NFC under this Agreement are solely the corporate obligations of such Person.  No recourse shall be had for the payment of any fee or other obligation or claim arising out of or relating to this Agreement or any other agreement, instrument, document or certificate executed and delivered or issued by the Seller or NFC or any officer thereof in connection therewith, against any stockholder, employee, officer or director of the Seller or NFC.

SECTION 11.11.    Survival.  All representations, warranties, covenants, guaranties and indemnifications contained in this Agreement, including, without limitation, Article IX and Sections 11.07, 11.09 and 11.10, and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the sale, transfer or repayment of the Series 2000-VFC Certificate.

SECTION 11.12.    Tax Characterization.  Each party to this Agreement (a) acknowledges and agrees that it is the intent of the parties to this Agreement that, for federal, state and local income and franchise tax purposes only, the Series 2000-VFC Certificate will be treated as evidence of indebtedness secured by the Dealer Notes and proceeds thereof and the Master Trust will not be characterized as an association (or publicly traded partnership) taxable as a corporation, (b) agrees to treat the Series 2000-VFC Certificate for federal, state and local income and franchise tax purposes as indebtedness and (c) agrees that the provisions of this Agreement and all related Series Documents shall be construed to further these intentions of the parties.

SECTION 11.13.    Master Trust Rating Agency Notices.  Each of the Seller and the Servicer hereby agree to provide written notice to each of the rating agencies then rating any outstanding series issued by the Master Trust at least 5 days prior to the proposed effectiveness of any (i) any extension of the Purchase Expiration Date and (ii) any proposed action specified in Section 2.04, Section 7.04, Section 10.06 or Section 11.01 of this Agreement.  Each such notice shall include a copy or description of any such proposed action.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

NAVISTAR FINANCIAL SECURITIES CORPORATION,
as Seller

By:	/s/ Andrew J. Cederoth
Name: Andrew J. Cederoth
Title: Vice President & Treasurer

NAVISTAR FINANCIAL CORPORATION
as Servicer

By:	/s/ Andrew J. Cederoth
Name: Andrew J. Cederoth
Title: Vice President & Treasurer

LIBERTY sTREET fUNDING CORP.,
as a Conduit Purchaser for the Liberty Street
Purchaser Group

By:	/s/ Bernard J. Angelo
Name: Bernard J. Angelo
Title: Vice President

KITTY HAWK FUNDING CORPORATION,
as a Conduit Purchaser for the KHFC Purchaser Group

By:	/s/ Jill A. Gordon
Name: Jill A. Gordon
Title: Vice President

BANK OF AMERICA, NATIONAL ASSOCIATION,
as Administrative Agent

By:	/s/ William Van Beek
Name: William Van Beek
Title: Principal

THE BANK OF NOVA SCOTIA,
as a Conduit Purchaser for the Liberty Street Purchaser Group

By:	/s/ Norman Last
Name: Norman Last
Title: Managing Director
Purchaser Percentage: 50% Commitment: 200,000,000

BANK OF AMERICA, NATIONAL ASSOCIATION,
as a Committed Purchaser and Managing Agent for the KHFC Purchaser Group

By:	/s/ William Van Beek
Name: William Van Beek
Title: Principal
Purchaser Percentage: 50% Commitment: 200,000,000

EXHIBIT A

Form of Notice of
Incremental Funding

[Letterhead of Navistar Financial Corporation]

A.	Proposed Incremental Funding Date:
B.

Amount of requested Incremental Funding with respect to Series 2000-VFC Certificate (must be more than $5,000,000 (unless for any lesser remaining Maximum Funded Amount) but not greater than remaining Maximum Funded Amount)

$
C.	Purchase Price (50% of the Incremental Funded Amount to the Series 2000-VFC Certificate) for the KHFC Purchaser Group	$
D.	Purchase Price (50% of the Incremental Funded Amount to the Series 2000-VFC Certificate) for the Liberty Street Purchaser Group	$
E.	Remaining Maximum Funded Amount (after giving effect to the requested Incremental Funding)	$
F.	Certifications:
(a)

The representations and warranties of Navistar Financial Securities Corporation (“Seller”) in the Pooling and Servicing Agreement dated as of June 8, 1995 (as amended, modified and supplemented, the “Pooling and Servicing Agreement”), among the Seller, Navistar Financial Corporation, as Servicer, and The Bank of New York, as Master Trust Trustee (the “Master Trust Trustee”), the Series Supplement dated as of January 28, 2000 (the “Series Supplement”), among the Seller, the Servicer and the Master Trust Trustee and the Amended and Restated Certificate Purchase Agreement dated as of December 27, 2004 (the “Certificate Purchase Agreement”), among the Seller, the Conduit Purchasers, the Managing Agents, the Administrative Agent and the Committed Purchasers named therein, are true and correct on the date hereof.

	(b)	The conditions to the Incremental Funding specified in Section 2.03(b) of the Certificate Purchase Agreement have been satisfied and/or will be satisfied as of the applicable Incremental Funding Date.

NAVISTAR FINANCIAL CORPORATION

By
Authorized Officer

Date of Notice:

EXHIBIT B

[Form of Investment Letter]

                   , 200[  ]

Navistar Financial Securities Corporation
[Address]

Re:  Purchase of Series 2000-VFC Certificate

Ladies and Gentlemen:

This letter (the “Investment Letter”) is delivered by                                          (the “Purchaser”) and                                          (“                    ”), as Administrative Agent pursuant to Section 6.03 of the Amended and Restated Certificate Purchase Agreement (“Certificate Purchase Agreement”) dated as of December 27, 2004 among Navistar Financial Securities Corporation (“Seller”) and the Conduit Purchasers, Managing Agents, Administrative Agent and Committed Purchasers named therein.  Capitalized terms used herein without definition shall have the meanings set forth in the Certificate Purchase Agreement.  The Purchaser represents to the Seller as follows:

(i)            the Purchaser is authorized to enter into the Certificate Purchase Agreement and to perform its obligations thereunder and to consummate the transactions contemplated thereby;

(ii)           the Purchaser and Administrative Agent have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Series 2000-VFC Certificate and the Purchaser is able to bear the economic risk of such investment;

(iii)          the Purchaser and Administrative Agent have reviewed the Pooling and Servicing Agreement and the Series Supplement (including the schedule and exhibits thereto) and have had the opportunity to perform due diligence with respect thereto and to ask questions of and receive answers from the Seller and its representatives concerning the Seller, the Master Trust and the Series 2000-VFC Certificate;

(iv)          Administrative Agent is an agent on behalf of the Purchaser and the Purchaser is not acquiring the Series 2000-VFC Certificate as an agent or otherwise for any other person.  The Purchaser is a [                                        ].  Administrative Agent is a [                                        ];

(v)           each of the Purchaser and Administrative Agent is an “accredited investor” as defined in Rule 501, promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended.  The Purchaser and Administrative Agent understand that the offering and sale of the Series 2000-VFC Certificate have not been and will not be registered under the Securities Act of 1933, as amended, and have not and will not be registered or qualified under any applicable “blue sky” law, and that the offering and sale of the Series 2000-VFC Certificate have not been reviewed by, passed on or submitted to any federal or state agency or commission, securities exchange or other regulatory body;

(vi)          the Purchaser, through Administrative Agent, is acquiring the Series 2000-VFC Certificate without a view to any distribution, resale or other transfer thereof, except as contemplated by the following sentence.  The Purchaser and Administrative Agent will not resell or otherwise transfer the Series 2000-VFC Certificate or any portion thereof, except (A) [in accordance with Section 8.04 of the Certificate Purchase Agreement] [with a letter from the buyer or transferee thereof in substantially the form hereof] and (B) (i) pursuant to an effective registration statement under the Securities Act of 1933, as amended; (ii) in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities or “blue sky” laws; (iii) to the Seller or any affiliate of the Seller; (iv) to a person who the Purchaser and Administrative Agent reasonably believe is a qualified institutional buyer (within the meaning thereof in Rule 144A under the Securities Act of 1933, as amended) that is aware that the resale or other transfer is being made in reliance upon Rule 144A; or (v) pursuant to Regulation S under the Securities Act of 1933, as amended.

(vii)         the Purchaser and Administrative Agent understand that each Series 2000-VFC Certificate will bear a legend to substantially the following effect:

THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), IN RELIANCE UPON EXEMPTIONS PROVIDED BY THE SECURITIES ACT.  NO RESALE OR OTHER TRANSFER OF THIS CERTIFICATE MAY BE MADE EXCEPT IN COMPLIANCE WITH THE REGISTRATION PROVISIONS OF THE SECURITIES ACT AND ANY APPLICABLE PROVISIONS UNDER STATE BLUE SKY OR SECURITIES LAWS OR PURSUANT TO AN AVAILABLE EXEMPTION FROM SUCH PROVISIONS.  THE TRANSFER OF THIS CERTIFICATE IS SUBJECT TO CERTAIN CONDITIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT AND SERIES SUPPLEMENT REFERRED TO HEREIN.

NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE ACQUIRED BY (A) AN EMPLOYEE BENEFIT PLAN (AS DEFINED IN SECTION 3(3) OF THE EMPLOYEE RETIREMENT SECURITY ACT OF

1974, AS AMENDED (“ERISA”)) THAT IS SUBJECT TO THE PROVISIONS OF TITLE 1 OF ERISA, (B) A PLAN DESCRIBED IN SECTION 4975(E)(1) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, OR (C) ANY ENTITY WHOSE UNDERLYING ASSETS INCLUDE PLAN ASSETS BY REASON OF A PLAN’S INVESTMENT IN THE ENTITY (EACH A “BENEFIT PLAN”).  BY ACCEPTING AND HOLDING THIS CERTIFICATE OR ANY INTEREST HEREIN, THE HOLDER HEREOF OR ANY OWNER OF AN INTEREST HEREIN SHALL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT IT IS NOT A BENEFIT PLAN.

(viii)        this Investment Letter has been duly authorized, executed and delivered and constitutes the legal, valid and binding obligations of the Purchaser and Administrative Agent, enforceable against the Purchaser and Administrative Agent in accordance with its terms, except as such enforceability may be limited by receivership, conservatorship, bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general principles of equity; and

(ix)           Each of the Purchaser and Administrative Agent represents and warrants that neither the Purchaser nor Administrative Agent is (i) an employee benefit plan (as defined in Section 3(3) of ERISA) that is subject to the provisions of Title I of ERISA, (ii) a plan described in Section 4975(e)(1) of the Internal Revenue Code, or (iii) an entity whose underlying assets include plan assets by reason of a plan’s investment in such entity.

Very truly yours,

,
as Purchaser

By:
Name:
Title:

,
as Administrative Agent

By:
Name:
Title:

SCHEDULE I

Addresses for Notices

If to:

Seller:	Navistar Financial Securities Corporation
2850 West Golf Road
Rolling Meadows, Illinois 60008
Attention: Vice President & Treasurer
	cc:	General Counsel
Facsimile: (847) 734-4090

Servicer:	Navistar Financial Corporation
2850 West Golf Road
Rolling Meadows, Illinois 60008
Attention: Vice President & Treasurer
	cc:	General Counsel
Facsimile: (847) 734-4090
Conduit
Purchaser:	Kitty Hawk Funding Corporation

Attention:
Facsimile:

With a copy to:

Bank of America, National Association
231 South LaSalle Street
Chicago, IL 60697
Attention: Willem van Beek
Facsimile: (312) 453-3410

Administrative
Agent:	Bank of America, National Association
231 South LaSalle Street
Chicago, Illinois 60697
Attention: Willem van Beek
Facsimile:	(312) 453-3410

With a copy to:
Bank of America, National Association,
as Administrator
Bank of America Corporate Center
10th Floor
Charlotte, North Carolina 28255
	Attention:	Banc of America Securities, LLC
Global Asset Backed Securitization Group;
Treasury Management
Telephone: (704) 386-0159
Facsimile: (704) 387-2828

Conduit
Purchaser:	Liberty Street Funding Corp.
c/o Global Securitization Services, LLC
114 West 47th Street, Suite 1715
New York, NY 10036
Attention: Andrew L. Stidd
Telephone: (212) 302-5151
Telecopy: (212) 302-8767

With a copy to

The Bank of Nova Scotia
One Liberty Plaza
New York, NY 10006
Attention: Richard Taiano
Telephone: (212) 225-5070
Telecopy: (212) 225-5090
Managing Agent

and Committed
Purchaser:	The Bank of Nova Scotia
One Liberty Plaza
New York, NY 10006
Telephone: (212) 225-5070
Telecopy: (212) 225-5090

Attention: Richard Taiano